Exhibit 3(a)

CONSTELLATION ENERGY GROUP, INC.

ARTICLES SUPPLEMENTARY

CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:  By resolution of its board of directors adopted on April 9, 2007, the Corporation elected not to be subject to Section 3-803 of the Maryland General Corporation Law (the “MGCL”), to which it had previously elected to be subject by resolution of its board of directors. The board of directors will no longer be classified into three classes each having a three-year term.

SECOND:  The Corporation’s election not to be subject to Section 3-803 of the MGCL described in these Articles Supplementary has been approved by the board of directors of the Corporation in the manner and by the vote required by the MGCL.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by the Executive Vice President and General Counsel of the Corporation and attested by the Vice President and Corporate Secretary of the Corporation, on this 10th day of April 2007, and each of the undersigned officers acknowledges that these Articles Supplementary are the act of the Corporation and that, to the best of his knowledge, information and belief, and under penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all respects.

ATTEST:		CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco	By	/s/ Irving B. Yoskowitz
	Charles A. Berardesco		Irving B. Yoskowitz
	Corporate Secretary		Executive Vice President and General Counsel